EXHIBIT 99.1

PRESS RELEASE

ESCALADE ANNOUNCES THIRD QUARTER RESULTS OF $0.23 PER SHARE

Evansville, IN (October 27, 2006) Escalade, Incorporated (NASDAQ: ESCA) announced today that third quarter revenues increased 3% in 2006 compared to the same quarter last year. Added to a strong first half, year-to-date revenues increased 5% compared to the same period last year. Higher selling, general and administrative costs, primarily in the Sporting Goods business, resulted in lower operating income and net income. Earnings per share for the third quarter of 2006 were $0.23 per share compared to $0.42 per share last year and $0.41 per share for the nine months ended October 7, 2006 compared to $0.68 per share for the same period last year.

Sporting Goods sales increased 5% and 14% in the three months and nine months ended October 7, 2006, respectively, compared to the same periods last year including revenues from acquisitions completed in the first half of 2006. Management anticipates that sales to the mass market channel in 2006 will be comparable to the level achieved in 2005. The Company continues to pursue a strategy of expanding distribution into the specialty retail and dealer marketplace. The Company embarked on this strategy to lessen the impact of fluctuations in sales to the mass market retail channel. The acquisitions in the first half of 2006 support this strategy. Consequently sales into this market channel increased 94 % and 59% for the three months and nine months ended October 7, 2006, respectively, compared to the same periods last year. Sales to the specialty retail and dealer channel yield higher gross margins, but have higher selling and advertising costs. Management expects total Sporting Goods sales for 2006 to be better than 2005.

Office Product sales declined 1% and 13% in the three months and nine months ended October 7, 2006, respectively, compared to the same periods last year. In the second half of 2005 the Company undertook a program of rationalizing low margin products and unprofitable customers. Excluding the effects of this rationalization on the third quarter, sales increased 1% over the same period last year. The effects of this rationalization program accounted for approximately one-third of the year-to-date sales decline. The remainder of the year to date sales decline is attributed to lower market demand for high security shredders and price competition in the European shredder market. The Company continues to invest in sales and marketing personnel and believes it is beginning to reverse the current sales decline and expects improvement in 2007. Consequently, Office products sales for 2006 are expected to be lower than 2005.

Compared to last year, profitability is down and will be down in total for fiscal 2006 due to pricing pressures from mass market retailers and higher selling, general and administrative costs associated with expanded distribution in the specialty market channels. A majority of the increase in selling, general and administrative costs relates to the Sporting Goods business and includes non-recurring start-up costs relating to the new manufacturing plant in Reynosa, Mexico. Excluding non-recurring costs the ratio of selling, general and administrative costs to revenues in the Sporting Goods business remains relatively unchanged from the prior year. The remainder of the increase in selling, general and administrative cost is composed of incentive stock options expense and non-recurring expenses relating to the retirement of the former President and CEO.

Daniel A. Messmer, President and Chief Executive Officer of Escalade, Inc., stated that "2006 is proving to be a difficult year. We remain focused on profitability while actively engaged in expanding revenues."

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen Vice President and CFO at 812/467-1334 or Dan Messmer, President and Chief Executive Officer at 812/467-4449.


                     ESCALADE, INCORPORATED AND SUBSIDIARIES

                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME

               (Unaudited, In Thousands Except Per Share Amounts)

                                                Three Months Ended            Nine Months Ended            Twelve Months Ended
                                            -------------------------     -------------------------     -------------------------
                                            07 October     01 October     07 October     01 October     07 October     01 October
                                               2006           2005           2006           2005           2006           2005
                                            ----------     ----------     ----------     ----------     ----------     ----------
NET SALES ..............................    $   65,583     $   63,557     $  147,332     $  140,890     $  192,059     $  197,197

OPERATING  EXPENSES
      Cost of goods sold ...............        49,023         46,148        104,684         99,355        135,350        139,365
      Selling and administrative .......        10,650          8,935         31,434         27,414         39,833         38,788
      Restructuring ....................            --             --             --             --             --            954
                                            ----------     ----------     ----------     ----------     ----------     ----------

OPERATING INCOME .......................         5,910          8,474         11,214         14,121         16,876         18,090

OTHER INCOME (EXPENSE)
      Interest expense .................          (862)          (345)        (1,926)        (1,125)        (2,283)        (1,471)
      Other income (expense) ...........          (310)           225           (565)           632           (283)           105
                                            ----------     ----------     ----------     ----------     ----------     ----------

INCOME BEFORE INCOME TAXES .............         4,738          8,354          8,723         13,628         14,310         16,724

PROVISION FOR INCOME TAXES .............        (1,746)        (2,902)        (3,335)        (4,767)        (5,841)        (6,918)
                                            ----------     ----------     ----------     ----------     ----------     ----------

NET INCOME .............................    $    2,992     $    5,452     $    5,388     $    8,861     $    8,469     $    9,806
                                            ==========     ==========     ==========     ==========     ==========     ==========
PER SHARE DATA
      Basic earnings per share .........    $     0.23     $     0.42     $     0.41     $     0.68     $     0.65     $     0.75
                                            ==========     ==========     ==========     ==========     ==========     ==========
      Diluted earnings per share .......    $     0.23     $     0.41     $     0.41     $     0.67     $     0.65     $     0.74
                                            ==========     ==========     ==========     ==========     ==========     ==========
      Average shares outstanding .......        13,026         13,055         13,007         13,065         13,003         13,049


                      CONSOLIDATED CONDENSED BALANCE SHEET

                            (Unaudited, In Thousands)

                                                        07 October 2006     01 October 2005     31 December 2005
                                                        ---------------     ---------------     ----------------
ASSETS
     Current assets ..............................         $   94,414          $   94,555          $   71,187
     Property, Plant & Equipment - net ...........             20,290              18,245              20,307
     Other assets ................................             30,987              15,478              16,645
     Goodwill ....................................             24,708              17,234              17,157
                                                           ----------          ----------          ----------
        Total ....................................         $  170,399          $  145,512          $  125,296
                                                           ==========          ==========          ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities .........................         $   61,843          $   46,187          $   30,867
     Other liabilities ...........................             29,045              26,658              19,836
     Stockholders' equity ........................             79,511              72,667              74,593
                                                           ----------          ----------          ----------
        Total ....................................         $  170,399          $  145,512          $  125,296
                                                           ==========          ==========          ==========


FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.